Exhibit: A.(1)(b)

AMENDMENT NO. 2 TO THE CUSTODIAN AGREEMENT

DATED APRIL 26, 1999

BETWEEN

FIDELITY DISTRIBUTORS CORPORATION

AND STATE STREET BANK AND TRUST COMPANY

The parties hereto agree as follows:

1. Section 2 (u) to the Agreement is amended and restated as follows:

(u) Delegation of Duties. The Custodian assumes primary responsibility for the preparation and filing of all such reports or documents as are required of it as Custodian by law or regulation, but may delegate the performance of such duties to the Sponsor. Upon the written request of the Sponsor, the Custodian will delegate any of its functions described in this Section 2 or in Section 3 of this Agreement, provided that such delegation is not inconsistent with Sections 26 or 27 of the 1940 Act. In addition, the Custodian may delegate its duties under this Agreement to its affiliate, Boston Financial Data Services, Inc. ("BFDS") or any other affiliate of the Custodian, provided that (i) each such delegatee shall be a transfer agent registered under Section 17A(c)(2) of the 1934 Act, (ii) such delegation is not inconsistent with Sections 26 or 27 of the 1940 Act, (iii) each delegatee shall have entered into a shareholder information agreement with the Sponsor in accordance with Rule 22c-2 under the 1940 Act, substantially in the form attached hereto as Exhibit 1, (iv) the Custodian shall provide the Sponsor with 30 days' notice of the Custodian's intention to delegate its duties to such other affiliate and (v) the Sponsor shall not have objected to such delegation within such 30-day time period. In the event that the Custodian delegates one or more of its duties hereunder to BFDS or another affiliate, the Custodian shall remain responsible for the acts and omissions of its delegate to the same extent that it is responsible for its own acts and omissions hereunder.

2. New Section 8 (g) of the Agreement is inserted as follows:

(g) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. In the event of the enactment of any law or regulation banning the sale of new contractual plans, Sections 2(a) and 3(b) will be deemed null and void, but the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of this 2nd day of April 2007 by their duly authorized representatives.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FIDELITY DISTRIBUTORS CORPORATION

	By	/s/ Craig Huntley
	Date:	April 11, 2007

STATE STREET BANK AND TRUST COMPANY

	By	/s/ James Houley
	Date:	April 2, 2007